AGREEMENT

                                by and between

INOTEB, S.A.
3, Villa de l'Industrie
93400 Saint-Ouen
France                                          ("Inoteb")

                                     and

3H HUMAN HEALTH HIGHTECH
PUBLIC LIMITED COMPANY
Company registered at Dublin under number 228980
with head office:
ICC House, 17 Dame Street, Dublin 2
Ireland                                         ("3H")

It is agreed:

Art. 1 Exclusivity

Inoteb grants to 3H, who agrees, the exclusive and unique distribution licence of all presently manufactured products of Inoteb. The future products are handled at articles 18 and 19. Under those conditions, they are an integral part of the agreement.

Art. 2 Territory

The rights granted by Inoteb to 3H are for the whole world except France.

Art. 3 Duration

The agreement is concluded for a minimum duration of 15 years. It will nevertheless automatically be extended for two years as long as Inoteb will manufacture the products concerned by the agreement, on the one hand, and as long as the patents that protect Inoteb's products will be valid, on the other hand.

Each party will have the right to denounce this renewal by registered letter sent 6 months at least before the end of the current period.

Art. 4 Patents

The patents mentioned under article 3 are mentioned in the exhibit 1 considered as part of the agreement.

All complementary patents or improvements that Inoteb will have will be listed on the exhibit 2.

The conditions of the acquisition of the exploitation of emption or preemption of the rights are defined in the article 18 and 19. The exhibit 2 is fully part of the present agreement.

Art. 5 Production

The rights granted by Inoteb to 3H do not concern the manufacture of the product which is the exclusive right of Inoteb

But on the other hand, as soon as Inoteb will stop the production of one of its products concerned by the agreement, 3H will automatically be authorized to manufacture the said product, unless Inoteb has voluntarily stopped the production to start the production of a new product considered more adapted or performant than the previous products.

The right to manufacture the product will also and automatically belong to 3H if Inoteb will not be able to produce enough quantity to satisfy on time the orders of 3H or of one or more affiliated to which 3H will sub-licence all or parts of the rights of the agreement.

This right to manufacture will also and automatically be transferred to 3H in case of violation of the emption and preemption rights granted to 3H in clause 7.

As soon as 3H will be entitled to produce Inoteb will immediately transfer to 3H, without any counterparts the knowhow necessary for the production.


Art. 6 Sub-licence

In order to satisfy to the execution of the worldwide but France agreement, 3H will sub-licence all or parts of its rights to third parties for specified territories.

It is agreed that 3H will sub-licence its rights under its fully and exclusive responsibility towards Inoteb.

3H will pay to Inoteb 10% of any amount that it will receive for the sub-licence from the third parties in exhange of the help brought by Inoteb for the recruitment of the third parties and the starting training of the third parties.

Art. 7 Patents ownership

Inoteb will remain exclusive owner of its present or future patents. Nevertheless Inoteb grants to 3H an emption right for those patents, that 3H will be entitled to partially or totally exercice, at its will, in case of

      1) Cessation of the production of one product by Inoteb and for the patent concerned by that product.

      2) Bankruptcy or chapter 11 for Inoteb for in that case will have an emption right to purchase any of Inoteb's patents.

On the other hand, Inoteb grants to 3H a pre-emption right for the same patents.

These emption and pre-emption rights are granted to 3H for the duration of the patents and/or of the extension and/or improvement of the same patents.

The price that 3H should pay to Inoteb will be established as follows:

For the patent concerning exploited products by 3H for at least 3 years, 3H will pay to Inoteb three times the average net annual profit after taxes made by Inoteb and coming from the sale of the product protected by the concerned patent to 3H or to its sub-licencees. The average net annual profit after taxes will be determined by the average of the three last fiscal years.

For the patents concerning products exploited for less than three years by 3H, 3H will pay to Inoteb three times the average net annual profit after taxes, made by Inoteb and coming from the sale of the protected product by the concerned patent to 3H or its sub-licencees. The average net annual profit after taxes will be determined by the average of the two last fiscal years concerned or by the net profit coming from thesole year of exploitation. The price will be increased by the expenses made for the protection by Inoteb concerning the said patent since the signature of the agreement with 3H.

For the patent concerning the products which are not yet in exploitation by 3H, 3H will have to pay to Inoteb the price paid by Inoteb or its subsidiaries for the industrial protection since the initial registration of the patent.

As long as Inoteb remains exclusive owner of its patents, Inoteb undertakes to maintain said patents in all conditions allowed by the laws. Inoteb will have to defend against patent infringements, claims brought by others and to defend against infringement by other parties. In return, as long as Inoteb will sell its products to 3H or its sub-licencees, the royalties will be included in the price billed by Inoteb. If Inoteb would not sell itself the said product, it will receive royalties concerning this patent at the rate of 5% of the turnover made by 3H or its sub-licencees under condition that these royalties added to the sale price to 3H or its sub-licencees does not infring the article 14.

Art. 8 Registrations

Inoteb undertakes to deliver to 3H and/or its sub-licencees all documentation useful in order to register in the concerned countries.

Art. 9 Documentation

Inoteb will deliver free of cost to 3H the documentation mentioned on the exhibit 3 listing all the existing documents concerning the concerned products.

Inoteb will deliver all technical information concerning the said products.

Art. 10 Training

Inoteb undertakes to deliver to 3H or to any third party designated by 3H all the assistance in formation in order to facilitate the promotion and the utilisation of the products. The travel cost will be paid by 3H.

Art. 11 Trademarks

The trademarks will remain under Inoteb's ownership. Nevertheless, the present licence agreement gives to 3H the exploitation right of the products under their tradename. In return, royalties will be included in the price made by Inoteb to 3H unless Inoteb would not sell itself the said products. In that case, Inoteb will receive royalties for its trademarks at the rate of 2% of the turnover made by 3H or its sub-licencees. It is agreed that these 2% added to the price to 3H or its sub-licencees must not infringe the article 14.

Art. 12 Purchase from Inoteb and sales to thirds

3H and the third parties mentioned at article 6 purchase from Inoteb and sell to thirds the products on the contract at their own name and for their own account.

Art. 13 Advertising and headed notepaper

3H and the third parties mentioned at article 6 are authorized to use the marks and the charateristic symbols of Inoteb in their advertising and on their headed notepaper. They will make this advertising at their own name and for their own account and at their own expense.

The new documents that could be created by 3H or by its sub-licencees concerning Inoteb products will have to be submitted to the return agreement of the Scientific and Medical Direction of Inoteb prior to distribution.

Art. 14 Inoteb's prices

Inoteb will have to invoice to 3H and to the third parties mentioned at article 6 at prices not higher than the prices invoiced, for the same products, to its agent in France.

If the competent authority of one or more countries should require prices to the clients at an amount that will not allow 3H or the third parties mentioned at article 6 to make an equitable profit, Inoteb will have to adapt its own prices for the concerned countries in order to allow 3H to make that equitable profit.

Art. 15 Competition

3H will not have the right to act for any direct competitor of Inoteb without the previous written agreement of Inoteb.

Art. 16 Other obligations of Inoteb

Inoteb undertakes to deliver to 3H and to the third parties mentioned at article 6 the products on time and in adequate quantity. Inoteb is not allowed to deliver the products concerned by this agreement outside of France unless to 3H or to its sublicencees. However, this prohibition does not concern the present distributors of Inoteb at the day of the signature of this agreement and of which the list is attached as exhibit 4. This derogation will be valid during the contract of such distributors but such contracts will not be renewed or extended unless 3H agrees.

If one of the third parties at article 6 would not abide by the exclusivity granted to another third party 3H will inform Inoteb that will deliver the products to such third party only with the agreement of 3H who could also require the stoppage of all deliveries to such third parties. If 3H or one of the third parties mentioned at article 6 would not abide by the exclusivity granted by Inoteb to one of the distributors mentioned on exhibit 4, Inoteb could stop the deliveries to this third party.

Art. 17 Other obligations of 3H

By 60 days following the signature of the agreement 3H irrevocably undertakes to pay Inoteb FF 1,000,000 (one million french francs). In addition 3H undertakes to let Inoteb realize, directly or by the third parties mentioned at article 6, a minimum turnover of FF 7,500,000 (seven and a half million french francs) from the date of the signature of this agreement until 31st december 1997. If one or other of these two conditions is not fullfilled by 3H, Inoteb will be entitled to give up this agreement.

Art. 18 Future products

The future products listed in this article, that is those concerning directly or undirectly

      A - the applications for the osteoporosis B - the autologue biological glue C - the coral and growth factor will be automatically inserted in this agreement within the limits that 3H fullfills the following conditions:

        a - for A: payment to Inoteb of FF 2,000,000 (two million french francs) for B: payment to Inoteb of FF 3,000,000 (three million franch francs) for C: payment to Inoteb of FF 1,500,000 (one million and a half french francs)

        b - under the following calendar

            FF 500,000 by 30th June 1995 FF 500,000 by 30th September 1995 FF 2,250,000 by 31st December 1995 FF 1,625,000 by 30th June 1996 FF
            1,625,000 by 31st December 1996

If 3H has not totally paid the agreed amounts on time, it will loose the rights for the exclusive licence.

Art. 19 Future products other than those mentioned at article 18

With the payment FF 6,500,000 (six and a half million french francs) mentioned at article 18, 3H will obtain a preemption right for all new product of Inoteb.

The exclusive licence would be granted to 3H only if 3H will have paid the necessary amounts for the R&D or an amount at least equal to the one proposed by another party to acquire the same rights.

Art. 20 Improvement and derived of the existing and future products

The improvements and derived of the existing or future products will be concerned by this agreement as for the original products themselves.

Art. 21 Applicable law

The french law will be exclusively applicable to the present agreement.

Art. 22 Arbitration and for

For any claim that could oppose the parties, unless an agreement is reached, will be of the exclusive competence of the arbitration court of the International Chamber of Commerce of Paris.


                              Done in Dublin, July 31, 1995


INOTEB S.A: /s/ J.L. Patat
            ------------------


3H HUMAN HEALTH HIGHTECH PUBLIC LIMITED COMPANY: /s/ J. Grassick
                                                 --------------------

                                    CONTRAT

                                     entre

INOTEB S.A.
3, Villa de l'Industrie
93400 Saint-Ouen
France                                                ci-apres INOTEB d'une part

representee par Monsieur J.L. Patat

                                      et

3H HUMAN HEALTH HIGHTECH
PUBLIC LIMITED COMPANY
Societe enregistee a Dublin sous n(degree)228980
ayant son siege:
ICC House, 17 Dame Street, Dublin 2
Irelande                                                ci-apres 3H d'autre part

representee par Monsieur J. Grassick

Il a ete convenu ce qui suit:

art. 1 exclusivite

Inoteb concede a 3H, qui l'accepte, la lecence exclusive et unique de la distribution de tous les produits actuellement fabriques par Inoteb. Le sort des produits futurs est regle par les articles 18 et 19. A ces conditions, ils font partie integrante de la presente convention.

art. 2 territoire

Les droits concedes par Inoteb a 3H's entendent pour le monde entier a l'exclusion de la France.

art. 3 duree

La presente convention est conclude pour une duree de 15 annees. Elle sera cependant automatiquement prolongee par tacite reconduciton de deux annees aussi longtemps que Inoteb fabriquera les produits faisant l'objet de la presente convention d'une part et aussi longtemps sera au benefice des brevets protegeant ses produits, d'autre part. La denonciation de cette reconduction pourra etre faite par l'une ou l'autre partie par lettre recommandee avec AR six mois au moins avant la fin de la periode en cours.

art. 4 brevets

Les brevets mentionnes a l'article 3 font l'objet d'une liste exhaustive annexee au present contrat sous annexe n(degree)1, laquelle est reputee faire partie integrante du present contrat. Tous les brevets complementaires ou les ameliorations dont pourra beneficier Inoteb seront listees dans l'annexe 2. Les conditions d'acquisition des droits d'exloitation, d'emption ou de preemption sont definies dans les articles 18 et 19. L'annexe 2 est reputee faire partie integrante du present contrat.

art. 5 production

Les droits concedes par Inoteb sont a l'exclusion de la production pour laquelle Inoteb se reserve le droit exclusif. Inoteb's engage a produire ou a faire produire ses produits selon les normes d'assurance qualite internationales en vigueur.

En revanche, si et des que Inoteb cesserait de produire ou de faire produire l'un des produits faisant l'objet de la presente convention, 3H aurait alors egalement et automatiquement le droit d'en assurer la production, sauf dans le cas ou le produit serait arrete volontairement pour etre remplace par un autre considere par Inoteb plus adapte ou plus performant que le precedent.

Ce droit de production appartiendra egalement et automatiquement a 3H si, contre toute attente. Inoteb devait produire de maniere insuffisante et durablement, pour satisfaire en temps normal aux commandes de 3H ou d'une ou plusieurs des societes auxquelles elle aura sous-concede tout ou partie des droits faisant l'objet de la presente convention.

Ce droit de production sera egalement transfere a 3H en cas de violation du droit d'emption et de preemption concede a 3H par l'article 7.

Des que 3H sera en droit de produire, Inoteb transferera immediatement, sans autre contrepartie a 3H le know how permettant de produire.

art. 6 sous-concession

Pour assurer l'execution de la presente convention conclue pour le monde entier a l'exclusion de la France, 3H sera amenee a conceder a son tour, en tout ou partie, les droits de la presente convention a des tiers qui se verront attribuer des territoires delimites. Il est cependant stiuple que 3H le fera sous son entiere et exclusive responsabilite vis-a-vis de Inoteb.

3H reversera a Inoteb 10% du prix d'acces a la sous-licence recu des tiers vises a ce paragraphe, en echange de l'aide apportee au recrutement de ces tiers et a leur formation initiale.

art. 7 propriete des brevets

Inoteb demeurera exclusif proprietaire de ses brevets existants ou futurs. Cependant Inoteb concede a 3H un droit d'emption des dits brevets que 3H pourra exercer en tout ou partie, a son gre, que dans le cas ou

            1) Inoteb viendrait a cesser la production par elle-meme ou ses sous-traitants d'un produit et ce pour le brevet concerne par ce produit, sauf dans le cas ou le produit serait arrete volontairement pour etre remplace par un autre considere par Inoteb plus adapte ou plus performant que le precedent.

            2) Inoteb viendrait a tomber en faillite, ferait l'objet d'un concordat judiciaire ou encore serait l'objet d'une mise sous controle judiciare quelconque et ce pour tous les brevets qui pourront interesser 3H.

En outre, Inoteb concede a 3H un droit de preemption pour ces memes brevets.

Les droits d'emption ou de preemption s'entendent pour la vie des brevets et/ou de leur extension et/ou amelioration.

Pour le droit d'emption, le prix que 3H aurait alors a payer serait etabli comme suit.

            - Pour les brevets dont les produits sont en exploitation par 3H depuis au moins 3 ans, 3H paierait a Inoteb 3 fois le benefice net annuel moyen, apres impot retire, realise par Inoteb et issu de la vente du produit protege par le brevet en question, a 3H ou a ses sous-licencies. Le benefice net annuel moyen serait determine par la moyenne des 3 dernieres annees fiscales.

            - Pour les brevets dont les produits sont en exploitation depuis moins de 3 ans par 3H, 3H paiera a Inoteb 3 fois le benefice net annuel moyen, apres impot retire, realise par Inoteb et issu de la vente du produit protege par le brevet en question, a 3H ou a ses sous-licencies. Le benefice net annuel moyen serait determine soit par la moyenne des deux annees fiscales considerees, soit par le benefice de la seule annee d'exploitation. Le prix sera augmente des depenses de protection industrielle engagees par Inoteb pour le dit brevet depuis la signature du contrat avec 3H.

            - Pour les brevets dont les produits ne sont pas en exploitation par 3H, 3H paierait a Inoteb le prix de laprotection industrielle depense par Inoteb ou ses filiales depuis le depot initial du brevet.

Tant et aussi longtemps que Inoteb sera exclusif proprietaire de ses brevets, Inoteb s'engage a en assurer le maintien dans la mesure ou et tant que la loi le rendra possible. Inoteb est tenue de combattre juridiquement et a ses propres frais toute atteinte portee a ses brevets. En contrepartie tant qu'Inoteb assure la vente des produits a 3H ou a ses sous-licencies, les royalties sont inclues dans le prix de vente d'Inoteb. En revanche si Inoteb n'assurait pas elle-meme cette vente, elle aurait droit a des royalties au titre de ses brevets, dont le montant serait de 5% du chiffre d'affaires realise par 3H et ses sous-licencies, pour autant que ces royalties additionnes aux prix de vente a 3H ou a ses sous-licencies respectent l'article 14.

art. 8 enregistrements

Inoteb's s'engage a transmettre a 3H et/ou a ses sous-licencies les documents en sa possession utiles a l'obtention de l'enregistrement dans les pays concernes.

art. 9 documentation

Inoteb livrera gratuitement, a la demande de 3H, les elements de la documentation figurant sur une liste jointe an annexe 3 enumerant les documents existants sur les produits consideres. Inoteb fournira les renseignements techniques relatifs a ses produits.

art. 10 formation

Inoteb's engage a fournir a 3H l'assistance en matiere d'information et de formation initiale tant aupres de 3H qu'aupres des tiers mentionnes a l'article 6, en vue de faciliter la promotion et l'utilisation des produits. Les frais de deplacement eventuels seront a la charge de 3H.

art. 11 marques

Les marques restent la propriete d'Inoteb, cependant la presente licence donne droit a l'exploitation des produits sous leur nom de marque. En contre partie des royalties sont inclues dans le prix de vente d'Inoteb, mais si Inoteb n'assurait pas elle-meme cette vente, elle aurait droit a des royalties au titre de ses marques, dont le montant serait de 2% du chiffre d'affaires realise par 3H et ses souslicencies, pour autant que ces 2% additionnes aux prix de vente a 3H ou a ses sous-licencies respectent l'article 14.

art. 12 achats a Inoteb et ventes aux tiers

3H et les tiers mentionnes a l'article 6 achetent a Inoteb et vendent a leur clientele les produits sous contrat a leur nom et pour leur propre compte.

art. 13 publicite et papier a lettre

3H et les tiers mentionnes a l'article 6 sont autorises a utiliser les marques et signes distinctifs de Inoteb dans leur publicite et leur papier a lettre. Ils feront la dite publicite en leur nom, pour leur propre compte et a leurs frais.

Les documents nouveaux qui seraient crees par 3H ou par ses sous-licencies concernant les produits seront prealablement a leur diffusion soumis a l'accord ecrit de la Direction Scientifique et Medicale d'Inoteb.

art. 14 prix pratiques par Inoteb

Inoteb ne pourra facturer a 3H et aux tiers mentionnes a l'article 6 aucun produit a un prix superieur a celui auquel elle vendra le meme produit a son representant ou concessionnaire en France. Si les autorites competentes d'un ou de plusieurs pays devaient exiger des prix de vente a la clientele arretes a un montant ne permettant pas a 3H et aux tiers mentionnes a l'article 6 de realiser un profit equitable, Inoteb s'emploiera alors a ajuster ses propres prix pour le ou les pays concernes aux fins de permettre ce profit equitable.

art. 15 concurrence

3H ne peut travailler pour le compte d'aucun concurrent direct de Inoteb sans le consentement ecrit prealable de Inoteb.

art. 16 autres obligations de Inoteb

Inoteb s'engage a livrer a 3H et aux tiers mentionnes a l'article 6 les produits sous contrat en temps utile et en quantite suffisante. Inoteb s'interdit de livrer les produits concernes par le present contrat hors de France, si ce n'est a 3H ou a ses sous-licencies. Toutefois cet article ne s'applique pas pour les distributeurs d'Inoteb existants au jour de la signature du present contrat et dont la liste est en annexe 4. Cette derogation s'appliquera pendant toute la duree de leur contrat qui ne pourra etre ni renouvele ni prolonge, sauf accord de 3H. Si l'un des tiers mentionnes a l'article 6 ne respectait pas l'exclusivite concedee a un autre tiers, 3H en informera Inoteb qui ne livrera au dit tiers qu'en accord avec 3H qui pourra exiger la cessation de toute livraison a ce tiers. En revanche, si 3H ou l'un des tiers mentionnes a l'article 6 ne respectait pas l'exclusivite concedee par Inoteb a un distributeur existant sur la liste en annexe 4, Inoteb pourrait cesser toute livraison a ce tiers.

art. 17 autres obligations de 3H

Dans les 60 jours qui suivront la signature de la presente convention 3H s'engage irrevocablement a verser a Inoteb une somme de FF 1.000.000 (un million de francs francais).

En outre 3H s'engage a faire realiser a Inoteb, directement, ou par les tiers mentionnes a l'article 6, un chiffre d'affaires minimal de 7.500.000 (sept millions et demi de francs francais), entre la date de la signature du present contrat et le 31 decembre 1997.

Si l'une ou l'autre de ces deux conditions ne devait pas etre remplie par 3H, Inoteb serait en droit de se departir de la presente convention.

art. 18 produits futurs

Les futurs produits enumeres dans le present article, soit ceux concernant directement ou indirectement

            A - les applications pour l'osteoporose
            B - la colle biologique autologue
            C - le corail additionne d'un facteur de croissance,

seront automatiquement inclus dans la presente convention pour autant que 3H satisfasse aux conditions suivantes:

      a - au versement de cash
            pour A: paiement a Inoteb de 2.000.000 (deux millions de francs francais).

            pour B: paiement a Inoteb de 3.000.000 (trois millions de francs francais).

            pour C: paiement a Inoteb de 1.500.000 (un million et demi de francs francais).

      b - selon l'echeancier suivant

                  500'000 FF au 30 juin 1995
                  500'000 FF au 30 septembre 1995
                2'250'000 FF au 31 decembre 1995
                1'625'000 FF au 30 juin 1996
                1'625'000 FF au 31 decembre 1996

Au cas ou 3H ne verserait pas la totalite des sommes convenues dans les delais convenus, les droits de licence exclusive ne lui seraient pas acquis.

art. 19 produits futurs autre que ceux mentionnes a l'article 18

Par le paiement de la somme totale de FF 6.500.000 (six millions et demi de francs francais) mentionnee a l'article 18, 3H obtient en outre un droit de preemption pour tout autre nouveau produit de Inoteb.
Les droits de licence
exclusive ne seraient acquis a 3H qu'a condition d'avoir verse les sommes necessaires au financement de la R&D ou une somme au moins egale a celle proposee par un autre partenaire pour acquerir ces memes droits.

art. 20 amelioration et derives des produits

Les ameliorations et derives de produits existants ou futurs sont reputes suivre sans autre le sort des produits originaux eux-meme dans le sens de la presente convention.

art. 21 droit applicable

Le droit francais est exclusivement applicable a la presente convention.

art. 22 clause arbitrale et for

Pour tout litige pouvant opposer les parties, s'il ne peut etre resolu a l'amiable, sera de la competence exclusive du Tribunal Arbitral de la Chambre Internationale Commerce de Paris.


                          Fait a Dublin, le 31 Juillet 1995


INOTEB S.A /s/ J.L. Patat
           ------------------------


3H HUMAN HEALTH HIGHTECH PUBLIC LIMITED COMPANY /s/ J. Grassick
                                                --------------------------